                                                                    Exhibit 12.1


                    Spieker Properties, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                             and Preferred Dividends
                          (in thousands, except ratios)


                                                               Three Months Ended              Nine Months Ended
                                                          -------------------------------------------------------------
                                                          September 30,   September 30,   September 30,   September 30,
                                                              1999            1998            1999            1998
                                                          -------------------------------------------------------------
Earnings:
      Income from operations before disposition of
           properties and minority interests                $ 47,954        $ 43,262        $144,264        $121,835
      Interest expense (1)                                    30,678          28,613          89,388          88,811
      Amortization of capitalized interest                       248             148             669             385
                                                            --------------------------------------------------------
      Total earnings                                        $ 78,880        $ 72,023        $234,321        $211,031
                                                            ========================================================
Fixed charges:
      Interest expense (1)                                  $ 30,678        $ 28,613        $ 89,388        $ 88,811
      Capitalized interest                                     5,311           4,505          15,986          11,090
      Series A Preferred Dividends                               744             695           2,232           2,085
      Series B Preferred Dividends                             2,510           2,510           7,530           7,530
      Series C Preferred Dividends                             2,953           2,953           8,859           8,859
      Series E Preferred Dividends                             2,000           2,000           6,000           2,600
      Series D Preferred Operating Partnership Units           1,538           2,527           6,463           6,015
                                                            --------------------------------------------------------
      Total fixed charges and preferred dividends           $ 45,734        $ 43,803        $136,458        $126,990
                                                            ========================================================
Ratio of earnings to fixed charges
    (excluding preferred dividends)                             2.19            2.17            2.22            2.11
                                                            ========================================================
Ratio of earnings to combined fixed charges
    and preferred dividends                                     1.72            1.64            1.72            1.66
                                                            ========================================================
Fixed charges in excess of earnings                         $     --        $     --        $     --        $     --
                                                            ========================================================


Notes:

      (1) Includes amortization of debt discount and deferred financing fees.